Exhibit 10.3

Private & Confidential

John Rogers

25 September 2026

Dear John

I have the pleasure to confirm your position of Executive Vice President and Chief Financial Officer, commencing on October 1, 2026, consistent with your U.S. offer letter dated August 18, 2026.

The terms and conditions applying to this position are set out in your Contract of Employment. In addition, please read your contract of employment for any other conditional clauses that may be applicable to you.

The compensation elements previously disclosed in your U.S. offer letter dated August 18, 2026, will continue to apply to your employment in the United Kingdom, including participation in Baxter’s Annual Equity Program grant process, eligibility for two off-cycle equity grants, and eligibility for a sign-on bonus.

To comply with Auto Enrolment legislation, if you are an Eligible Jobholder, you will become an active member of the Company’s Group Personal Pension Plan with effect from the first day of the month following your first full month of employment. As part of the Auto Enrolment process you will be regularly assessed based on your age and earnings; this determines your Worker Category, which in turn determines whether you should be automatically enrolled in the Pension Plan. You will receive further information about Auto Enrolment and the Pension Plan when you join the Company.

Further details regarding policies and procedures can be found on the UK Human Resources Employee Toolkit once your employment commences.

Your benefits will revert to United States benefits outlined in your offer letter dated August 18, 2026 once you are authorised to work in the United States.

Please sign your contract and associated paperwork, using the online Adobe Sign tool.

Should you wish to speak to me regarding any queries relating to any items in your Job Offer pack, please don’t hesitate to contact me.

May I take this opportunity, on behalf of Baxter Healthcare Limited, to welcome you to the Company and wish you every success in your new role.

Yours sincerely

Helena Gardiner
Senior HR Manager
Baxter Healthcare Ltd
Registered Office: Caxton Way / Thetford / Norfolk / IP24 3SE Registered in England No. 461365

1

CONTRACT OF EMPLOYMENT

(including particulars of terms of employment
required by the Employment Rights Act 1996)
EMPLOYER:    BAXTER HEALTHCARE LIMITED of Caxton Way, Thetford, Norfolk, IP24 3SE (the “Company”)
EMPLOYEE:    John Rogers (“you” and “your”)

DATE:        25 September 2026

PART ONE - CONTRACTUAL TERMS AND CONDITIONS
1.Commencement of employment and probationary period
1.1You represent and warrant that you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract, performing your duties under it [or holding office as a director of the Company or any Group Company].  You undertake to indemnify the Company against all costs, claims, damages and expenses which the Company may incur in connection with any claim that you are subject to any such prohibition or restriction.
1.2Your employment with the company will begin on October 1, 2026 which is the date of commencement of your period of continuous employment. No period of employment with any previous employer will count as part of your period of continuous employment with the Company. Your employment is for an indefinite period, terminable on notice or otherwise as set out below.
1.3If your role exposes you to areas of the business where you will potentially be at risk from infected products, our Company policy is to encourage you to undergo the Hepatitis B Immunisation. The Company will reimburse you for any payments made to your GP Surgery for the immunisation.
1.4Should you decide that you do not wish to undergo immunisation, this will not affect your ability to continue working within this environment. If you would like any further details about the Hepatitis B Immunisation, then please contact the Baxter Occupational Health Team.
1.5Your continued employment may be subject to the Company obtaining a Disclosure and Barring Service (DBS) check on you which is acceptable to the Company. By signing this contract, you are agreeing to register annually with the DBS Update Service and are giving your consent for
Baxter Healthcare Ltd
Registered Office: Caxton Way / Thetford / Norfolk / IP24 3SE Registered in England No. 461365

the Company to perform an annual status review of your DBS certificate using the DBS Update Service.
1.6You warrant that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company
1.7Refusing or failing to observe these obligations may lead to disciplinary action being taken against you under the Disciplinary Procedure.
2.Job title and duties
You are employed as Executive Vice President and Chief Financial Officer, but you are expected to be willing to undertake other work of which you are capable and for which you have been trained or will receive training from the Company. From time to time the Company may require you to undertake additional or other duties as necessary to meet the needs of the business.
3.Place of work
3.1Your normal place of work will be Home based or such other place as the Company may reasonably require may reasonably require at its sole discretion from time to time.
3.2You agree to travel on the Company’s business (either within the UK or abroad) as may be required for the proper performance of your duties.
3.3You will not be required to work outside the UK for any continuous period of more than one month during the term of your employment.
4.Remuneration
4.1The Company operates a voluntary scheme which allows you to enter into a salary exchange scheme. As a result of this scheme, there are two salary terms used as follows:
4.1.1reference salary - this is the gross salary on which your salary review and overtime (if applicable) are calculated (“Reference Salary”), and
4.1.2adjusted salary – this is your salary after any reductions have been made as a result of entering into a salary exchange scheme (“Adjusted Salary”).
4.2If you do not enter into a salary exchange scheme, your Reference Salary and Adjusted Salary will be the same.

4.3Your Reference Salary will be £683,085.30 (USD 925,000) per annum, which is payable monthly (one week in advance and three weeks in arrears) on the 25th day of each month by BACS.
4.4Your Reference Salary will be reviewed by the Compensation and Human Capital Committee of the Board of Directors of Baxter International annually and may be increased from time to time at the Company's discretion without affecting the other terms of your employment. There is no obligation to award an increase. There will be no review of your salary after notice has been given by either party to terminate your employment.
4.5Incentive Plan
4.5.1You will be eligible to participate in the Management Incentive Compensation Program (MICP) with a 2026 bonus target of 100% of your annual Reference Salary. It is important to note that your 2026 bonus will be pro-rated based on the number of calendar days of plan participation in the calendar year. The actual bonus you receive will vary depending on both business performance and your individual assessment for the year.
4.5.2A copy of the current plan is enclosed in your benefits pack.
4.5.3The Company reserves the right to revise, alter, amend or terminate cash incentive plans at any time.
4.5.4Unless stated otherwise in Plan rules, or otherwise agreed, on termination of your employment you will be paid all bonus that has accrued to you at the date on which your employment with the Company ends. You will not be entitled to any further bonus.
5.Expenses
If you incur travelling expenses, accommodation or other expenses in the course of carrying out your duties, you will be reimbursed for these by the Company in accordance with the Company’s Travel and Expense policies as amended from time to time.
6.Hours of work
6.1The normal hours of work are 37.5 per week, spread Monday to Friday, from 9am to 5pm with 30 minutes unpaid lunch break each day.
6.2You will be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment.

7.Holidays and holiday pay
7.1In addition to the usual bank and public holidays recognised in England and Wales, you are entitled to 30 working days’ paid holiday in each full holiday year worked, and such holiday will be accrued at the rate of 2.08 days per calendar month (pro rata if you work part time or if your shift pattern differs from five days/shifts per week). Where you are employed for part of a holiday year only - either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of calendar months worked by you in the relevant holiday year. You will receive your full monthly holiday accrual for the month you join if your start date is on or before the 15th. If your start date is after the 15th, you will start accruing holiday from the following month. The holiday year runs from 1st January to 31st December. The dates of your holiday must be approved beforehand by your line manager.
7.2Holidays are provided to enable employees to take time to rest, and therefore, employees should make every effort to take their holidays each year. You must take at least 20 working days’ holiday (or the pro rata equivalent) in each calendar year. Up to 5 working days holiday (or the pro rata equivalent) may be carried over to the following year with the approval of your manager. These carried over days must be taken in the year following the holiday year in which they were accrued or else they will be lost.
7.3You may take holiday in advance of your accrual up to a maximum of 10 days (or pro rata equivalent). However, you may not take more than 3 weeks’ holiday consecutively without the approval of your line manager and HR. The Company may require you to take some of your holiday during a designated "shutdown" period and you will be notified as soon as possible if this is the case. Upon the termination of your employment, where you have taken more or less than your accrued holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of a deduction if you have taken more than your accrued entitlement, or by way of an additional payment where you have taken less than your accrued entitlement, calculated on a pro rata basis by reference to the number of days’ holiday in respect of which such adjustment is made. You will receive the full monthly accrual in the month you leave the Company if you leave on or after the 15th of the month.
7.4The Company may require you to take any or all of your holiday entitlement during any notice period.

8.Sickness and sick pay
8.1If you are absent from work due to illness or injury or for any other reason you must inform your line manager at least one hour before your normal start time on your first day of absence that you will be unable to attend. You must also keep the Company advised regularly if you continue to be absent and of your likely return date. If you are absent due to sickness, injury or for any other reason except holidays, immediately on your return to work you must complete a sickness self-certification form (Employee Statement of Absence form) which is available on the UK HR Employee Toolkit. If you do not have access to a computer, then you can obtain this from your line manager. You should then submit the completed form to your line manager.
8.2If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury, you must obtain a doctor’s certificate (if necessary, at your own expense) and give or send it immediately to your manager. Thereafter any further absence must continue to be supported by a doctor’s certificate.
8.3Failure to comply with the above procedures will result in the loss of Company Sick Pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay (“SSP”).
8.4Your “qualifying days” for SSP purposes are those days of the week on which you are due to work in accordance with this Contract of Employment.
8.5The Company will be entitled, at its expense, to require you to be examined by either your own GP, the Company’s Occupational Health Team or an independent medical practitioner of the Company’s choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.
9.Pension and benefits
9.1The Company shall comply with any duties it may have in respect of you under part 1 of the Pensions Act 2008.
9.2The Company is currently using the Company’s group personal pension plan (the “Plan”) in respect of its duties under part 1 of the Pensions Act 2008. Membership of the Plan is subject to the rules of the Plan in force or amended from time to time. The Company reserves the right to vary, alter or discontinue the Plan in place from time to time. Full details of the Plan are available from the HR department.

9.3It is your responsibility to advise us if you have any form of Fixed Protection allowing you to retain a historic Lifetime Allowance as there could be significant tax implications for you if you are auto enrolled (or re-enrolled) and contributions are paid to the Plan.
9.4Upon becoming a member of the Plan, any contributions you wish to make will be paid by the Company via salary exchange (also known as salary sacrifice), and your salary will be reduced accordingly. You have the right to opt out of salary exchange should you wish. This will not affect your membership of the Plan. The terms of the salary exchange are subject to amendments from time to time, in line with any legislative changes. Further details of salary exchange, how to opt out of salary exchange and alternative ways of funding your contributions are available from the HR department.
9.5Subject to clause 9.4 above:
9.5.1the contributions payable by you and the Company to the Plan shall be equivalent to the minimum contributions set out in the Pensions Act 2008 (“Option A”), or
9.5.2you may elect for the Company to contribute an amount equal to 8% of your Reference Salary provided that you also contribute an amount equal to 4% of your Reference Salary to the Plan during each year of your employment (“Option B”).
9.5.3Subject to clause 9.2 above, pension contributions paid by or in respect of you and the contributions paid by the Company shall at all times be sufficient to ensure compliance with the Pensions Act 2008.
9.6Any pension contributions shall be payable in equal monthly instalments in arrears. Subject to clause 9.4 above, your contributions shall be made by way of deduction from your salary.
9.7If you elect for contributions to be payable to the Plan under Option B:
9.7.1subject as follows, you will during your employment under this Contract be entitled to participate in a group income protection scheme as the Company shall from time to time maintain for your benefit subject to the Company’s right to terminate this Contract. If the scheme insurer of any group income protection scheme paid for or maintained by the Company accepts any claim by you under such scheme, you shall no longer, with effect from the date such claim is accepted, be eligible for or entitled to receive any remuneration or other benefits under this contract, save for pension contributions under Option B where you are treated as remaining an active member of the Plan,
9.7.2you may make additional employee pension contributions to the Plan, but this will not affect the amount of the Company’s pension contributions.
9.8The group income protection scheme is not available under Option A.
9.9Subject as follows, you are entitled to life insurance cover under the terms of the Company’s scheme up to four times your Reference Salary under clause 4.3.
9.10If the insurance provider for any of the above benefits refuses for any reason to provide a benefit to you, that is entirely a matter for the scheme insurer and the Company accepts no obligation to take any legal or other proceedings to challenge or enforce the scheme insurer’s decision in respect of any such claim and the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
9.11The above benefits are subject to the relevant insurer accepting you for cover under the relevant scheme, the rules of the relevant scheme (and any replacement schemes provided by the Company) from time to time and subject to you being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.
9.12The above benefits can be amended or removed at any time by the Company, including changing the provider, and are subject to the rules of the schemes as amended from time to time.
9.13Medical Cover
You are entitled to single private medical cover under the terms of the Company’s scheme. You will automatically be covered by this from the first day of joining the Company. Please note there is an annual excess charge per scheme year which you will be required to pay directly to the insurer should you make a claim. Full details about your private medical insurance are available in the Scheme Booklet.
9.14If the insurance provider for any of the above benefits refuses for any reason to provide a benefit to you, that is entirely a matter for the scheme insurer and the Company accepts no obligation to take any legal or other proceedings to challenge or enforce the scheme insurer’s decision in respect of any such claim and the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

9.15The above benefits are subject to the relevant insurer accepting you for cover under the relevant scheme, the rules of the relevant scheme (and any replacement schemes provided by the Company) from time to time and subject to you being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.
10.Paid Leave and Other Benefits
10.1Details of any paid leave to which you are entitled, in addition to your entitlement to sick pay and holiday set out above, can be found on the UK HR Employee Toolkit.
10.2In addition to the benefits referred to elsewhere in this agreement the Company offer access to the following non-contractual benefits:
10.2.1Westfield Health Cash Plan
10.2.2Long Service Awards
10.2.3Flexible Benefit Scheme (where employees can choose to purchase various benefits)
10.2.4Annual Health Screening
10.3The above benefits are entirely discretionary and can be amended or removed at any time by the Company and are subject to the rules of the schemes as amended from time to time.
11.Confidentiality
11.1In the ordinary course of your employment you will be exposed to information about the business of the Company and Group Companies and the suppliers, clients and customers of the Company and Group Companies which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed will be liable to cause significant harm to the Company or any Group Company.
11.2You must not whether during or after your employment, except as authorised or required by your duties as an employee of the Company, reveal to any person, firm, company or organisation or otherwise make use of any of the trade secrets, secret or confidential operations, processes or dealings or any information (other than that within the public domain) concerning the organisation, business, finances, transactions or affairs of the Company or any Group Company (including lists of the customers or clients) of the Company or of any such suppliers, clients and customers which may come to your knowledge during your employment. Nothing in this clause shall prevent you from disclosing information to comply with a Court Order, from complying with any statutory obligation on you to disclose information or from making a protected disclosure under the Public Interest Disclosure Act 1998.
12.Data Protection
12.1You agree to act in accordance with Data Protection Legislation at all times during your employment and to comply with any policy introduced by the Company in order to comply with it, including any policy on the transfer of data outside the European Economic Area.
12.2The Company will process personal data about you in accordance with and to the extent permitted by Data Protection Legislation in order for the Company to perform its obligations under this Agreement, for example paying your salary, or to pursue its legitimate interests. Personal data relating to you may be kept electronically or in hard copy format.
12.3The Company will process sensitive personal data relating to you in accordance with and to the extent permitted by Data Protection Legislation in order for the Company to carry out its obligations and exercise its rights in the fields of employment, social security and social protection law.
12.4The Company agrees to abide by its commitments under any policy introduced by the Company in order to comply with Data Protection Legislation and to process personal data (including sensitive personal data) in relation to you in accordance with any fair processing notices notified to you.
12.5In this clause the expressions “personal data” and “sensitive personal data” have the same meanings as those expressions bear in the Data Protection Act 1998 (or shall have the same meanings as equivalent definitions in subsequent Data Protection Legislation which supersedes the Data Protection Act 1998).
13.Activities during your employment
You may not be directly or indirectly engaged, concerned or interested in any other trade, business or occupation which would adversely affect your duties for the Company or could represent a conflict of interest. If you are contemplating taking on additional work, you should obtain prior permission from your line manager, who may give permission at his/her absolute discretion. In any event, no work or employment other than for the Company may be undertaken during the Company’s working time and the Company’s offices and property may not be used for the business, or other purposes, of any other organisation.

14.Discipline
14.1The Company reserves the right to suspend you on full pay for a reasonable period of time in order to investigate any allegation of misconduct or other disciplinary matter. During such a period of suspension, the Company may require you to stay away from your place of work and not to undertake some or any of your duties.
15.Termination of employment
15.1Consistent with the terms of your U.S. offer, you will continue to be eligible for benefits under the Baxter Executive Severance and Change in Control Plan. Participation in, and any benefits payable under, such plans shall be governed exclusively by the applicable plan documents, as amended from time to time.
15.2For the avoidance of doubt, during the period of your temporary employment in the United Kingdom pending receipt of U.S. work authorization, you shall be deemed an Eligible Employee under the Baxter International Inc. Executive Severance and Change in Control Plan, notwithstanding that you are employed by Baxter Healthcare Limited and not employed in the United States. To the extent necessary to effect the foregoing, the Company hereby designates you as a participant in the Plan pursuant to Section 2(a).
15.3For avoidance of doubt, your transfer from the Company to the U.S. is not considered a termination of service under the Baxter Executive Severance and Change in Control Plan.
15.4In the event that your employment is terminated by the Company for any reason other than gross misconduct (within the meaning of the Employment Rights Act 1996), you will receive the greater of the statutory minimum notice and severance entitlements required by applicable law or the benefits provided under the Company's Executive Severance and Change in Control Plan, as applicable.
16.Intellectual property
16.1The definitions in this clause apply in this Contract.
16.1.1Company Intellectual Property means any Intellectual Property made, created or discovered by you during your employment (whether or not in the course of your employment or during normal hours of work or using the facilities of the Company) that:
16.1.1.1in any way affects or relates to the business of the Company or any Group Company, or

16.1.1.2is capable of being used or adapted for use in or in connection with such business.
16.1.2Intellectual Property means all intellectual property rights including but not limited to patents and any other rights in inventions, discoveries and improvements; registered and unregistered trademarks, including any trade, brand or business names and get-ups and rights in domain names, devices and logos; registered design and, design rights; copyright (including in any information, know-how or techniques relating to the business of the Company or any Group Company, and in any computer software and typographical rights) database rights and moral rights; all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Company or any Group Company; any confidential information as described in clause 11 above; any other industrial or intellectual property right that may now or in the future subsist in any country of the world; and applications and the right to apply for any of the above in any country in the world.
16.2You acknowledge that you may make, discover or create Intellectual Property in the course of your duties and that in this respect you have a special obligation to further the interests of the Company and any Group Company.
16.3You must disclose to the Company in writing full details of any Company Intellectual Property promptly following its making, creation or discovery.
16.4Any Company Intellectual Property shall so far as the law permits upon creation belong to and be the absolute property of the Company or any other Group Company as the Company may direct. You will hold on trust for the benefit of the Company any Company Intellectual Property that does not automatically belong to the Company upon creation until such time as it is vested absolutely in the Company or such other Group Company. You hereby assign to the Company or such other Group Company with full title guarantee by way of present and future assignment all such Company Intellectual Property.
16.5If required to do so by the Company you must, at the expense of the Company, as the Company or any other Group Company may direct:
16.5.1give and supply to the Company or such Group Company any information, data, drawings and assistance that the Company or such Group Company may require in order to exploit the Company Intellectual Property to best advantage,

16.5.2apply or join with the Company or such Group Company in applying for patents or other protection or registration in the United Kingdom and in any other part of the world for the Company Intellectual Property, and
16.5.3execute all instruments and do all things necessary for vesting in the Company or such Group Company or in such other person as the Company may specify, as sole beneficial owner, any Company Intellectual Property including such patents or other protection or registration when obtained and all right, title and interest to and in them absolutely.
16.6You irrevocably and unconditionally waive any and all moral rights in connection with your authorship of any existing or future copyright work referred to in clause 16.4.
16.7The rights and obligations under this clause shall continue in force after termination of this Contract in respect of Company Intellectual Property and shall be binding on your representatives.
16.8Nothing in this clause shall be construed as restricting your rights under sections 39 to 43 of the Patents Act 1977.
17.Company property
17.1On request and in any event on termination of your employment for any reason or the commencement of any period of Garden Leave, you are required to return to the Company all company property including all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies (irrespective of by whom and in what circumstances such copies were made) which are in your possession or under your control.
17.2You agree that you will not remove from the Company’s premises any documents, files, records, correspondence, notes or other papers (including copies) relating to the Company’s business, except as required by the terms of this Contract and with the permission of an authorised Company representative.
18.Deductions
18.1You hereby authorise the Company to deduct from your pay any amounts which are owed by you to the Company or Group Company during your employment and/or on termination, including but not limited to:
18.1.1any overpayment of wages, salary, remuneration or other payment made to you during the course of this employment

(including holiday pay, sick pay, bonus or incentive and pay in lieu of notice)
18.1.2any relocation assistance
18.1.3any cost of repairing damage to or loss of property caused by you
18.1.4any monies paid or payable by the Company to any third party which directly or indirectly relate to any act or omission by you during your employment with the Company for which the Company is vicariously liable on your behalf.
19.Rules, policies and procedures
You must comply at all times with the Company’s rules, policies and procedures. Copies of all rules, policies and procedures can be obtained from the HR department and are on the UK HR Employee Toolkit. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company.
20.Collective agreement
There are no collective agreements directly affecting your terms and conditions of employment.
21.Entire agreement
This Contract sets out the terms and conditions governing your temporary employment in the United Kingdom while you await approval for your U.S. work authorization. The terms of your U.S. offer letter dated August 18, 2026, and any agreements or plans referenced therein (other than with respect to U.S. employee benefits), shall remain in full force and effect and continue to govern the overall relationship between you and the Company. For the avoidance of doubt, entering into this contract with Baxter Healthcare Limited does not release, replace, novate, amend or otherwise affect any obligation of you or Baxter International Inc under the U.S. offer letter dated August 18th, 2026 or any agreement or plan referenced therein (except with respect to U.S. employee health and welfare benefits as contemplated under the U.S. offer letter to which you shall not be eligible to receive during the pendency of your status as a Company employee).
22.Notices
22.1Any notice or other document to be given by the Company under this Contract shall be in writing and may be given personally to you; or may be sent by first-class post or other fast postal service to either to your address shown on the face of this Contract or to your last known place of residence; or by email to either your work email address or your personal email address as notified by you to HR.
22.2Any notice or other document to be given by you under this Contract shall be in writing and may be given personally to your line manager or may be sent by first class post or other fast postal service to, the Company’s registered office for the time being or by email to your line manager’s work email address.
22.3Any such notice shall (unless the contrary is proved) be deemed served:
22.3.1if delivered by hand, at the time the notice is left at the address or given to the addressee
22.3.2in the case of pre-paid first-class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service
22.3.3if sent by email, at the time of transmission, or, if this time falls outside business hours, when business hours resume, in this clause business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday.
In proving such service, it shall be sufficient to prove, where appropriate, that the notice was addressed properly and sent.
22.4The provisions of this clause do not apply to the service of legal proceedings.
23.Meaning of words used
23.1In this Contract “Group Company” means any holding company or subsidiary of the Employer and any subsidiary of any such holding company, with "holding company" and "subsidiary" being defined in accordance with section 1159 Companies Act 2006.
23.2In this Contract “Data Protection Legislation” means the Data Protection Act 1998 (“DPA”), or, from the date it comes into force in the UK, the General Data Protection Regulation (EU) 2016/679 (“GDPR”), and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (or any successor to the DPA, GDPR or Privacy and Electronic Communications Regulations) and the applicable version at the relevant time of any guidance or codes of practice in relation thereto issued by the Information Commissioner’s Office from time to time.

24.Variation to standard and other terms and conditions
The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of details (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees. You will be given not less than one month’s written notice before significant changes are made. For the avoidance of doubt, nothing in clause 24 permits the Company to amend, vary or supersede the terms of the U.S. offer letter dated August 18th, 2026 or any agreement or plan referenced therein (except with respect to U.S. employee health and welfare benefits as contemplated under the U.S. offer letter to which you shall not be eligible to receive during the pendency of your status as a Company employee).
PART TWO - INFORMATION
25.Training
25.1All mandatory training you must complete is set out in the BAXU online training site. There is no training which the Company requires you to complete which the Company will not pay for.
25.2You are entitled to take part in various training courses which may be provided by the Company from time to time in-house. Details of available courses will be set out on the BAXU online training site.
25.3There is no entitlement to attend any external training courses and external training funding approval is entirely at the discretion of your line manager and subject to any training policy in place from time to time.
26.Disciplinary policy and procedure and grievance procedure
26.1The Company’s disciplinary policy and procedure are set out in the Disciplinary Policy which is available on the UK HR Employee Toolkit and from the HR Department. The disciplinary policy and procedure do not form part of your Contract of Employment.
26.2If you are dissatisfied with any disciplinary decision including a decision to dismiss you, you may appeal, where possible, to a more senior manager than has been involved so far. If you wish to appeal, you should contact the HR Department who will inform you of the appropriate person to whom the appeal should be made. You should, where possible, give written notice of your desire to appeal, setting out the grounds on which the appeal is based. Notice of your intention to appeal should be received by the appropriate person within five working days of the date of dismissal or imposition of a disciplinary sanction. The Company’s disciplinary policy and procedure set out in full how your appeal will be dealt with.

26.3If you have any grievance in relation to your employment, you should first raise it by discussing informally with your line manager. As an alternative, and if your complaint relates to your line manager, you can discuss the matter on an informal basis with a member of the HR team. If your complaint cannot be resolved informally, you should set out your grievance in writing and send it to your HR Manager. Your HR Manager will then provide a copy to your line manager who will be responsible for dealing with the grievance. If your complaint relates to your line manager’s conduct, the grievance will, where possible, be dealt with by the next appropriate line manager. Full details of how your grievance will be dealt with are set out in the Company’s grievance procedure which is available on the UK HR Employee Toolkit and from the HR Department. The Company’s grievance procedure does not form part of your contract of employment.
27.Code of Conduct
As part of this contract, it is essential that you read and adhere to the contents of the Company Code of Conduct. Upon joining the Company, you will be asked to go online to confirm you have read, understand and will adhere to this.

I understand and agree to the terms and conditions of my Contract of Employment as set out above.

SIGNED by Helena Gardiner
for and on behalf of THE COMPANY

/s/ Helena Gardiner
Helena Gardiner

SIGNED by John Rogers

/s/ John Rogers
John Rogers

September 26, 2026
Date